Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-192400, 333-217440 and 333-225380 on Form S-3 and Registration Statement Nos. 333-176373, 333-179988, 333-187089, 333-194332, 333-202645, 333-210017, 333-218088, 333-216757 and 333-223588 on Form S-8 of our reports dated February 28, 2019, relating to the financial statements of Carbonite, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in method of accounting for revenue from contacts with customers and costs to obtain a contract) and the effectiveness of Carbonite, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Carbonite, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 28, 2019